OI-416887

Certificate Of Incorporation

I, ***JOY A. RANKINE*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Trumptech Digital Education Group Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of December Two Thousand Twenty-Four

Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of December Two Thousand Twenty-Four

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 955946820037
www.verify.gov.ky
23 December 2024